Exhibit 5.1

April 26, 2018

Sino-Global Shipping America, Ltd. 1044 Northern Boulevard, Suite 305 Roslyn, New York 11576
Re:	Sino-Global Shipping America, Ltd.

Ladies and Gentlemen:

You have requested our opinion as Virginia counsel with respect to certain matters in connection with the filing by Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”) on the date hereof of the Registration Statement on Form S-1 (the “Registration Statement”) and prospectus contained therein (the “Prospectus”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Securities Act”) relating to the resale by the selling shareholders named therein (the “Selling Shareholders”) of up to 4,000,000 shares of the common stock, without par value, of the Company (“Warrant Shares”) issuable upon the exercise of certain outstanding warrants (the “Warrants”), all in accordance with the terms set forth in the warrant agreements by and between the Company and the selling shareholders.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Warrant Shares to be issued to the Selling Shareholders, if and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We are admitted to practice only in the Commonwealth of Virginia and we express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia, and we express no opinion with respect to any state securities or blue sky laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

828 Main St, 19th Floor
Lynchburg, Virginia 24504

P (434) 846-9000 ● F (434) 846-0337

www.woodsrogers.com

Charlottesville ● Danville ● Lynchburg ● Richmond ● Roanoke

Sino-Global Shipping America, Ltd.

April 26, 2018

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Securities Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is given as of the date set forth above, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,
/s/ Woods Rogers PLC

WOODS ROGERS PLC
(d/b/a WOODS ROGERS EDMUNDS & WILLIAMS)